Exhibit 99.1

Verso Announces Changes in Board of Directors

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 31, 2008--Verso Paper Corp. (NYSE:VRS) announced today that Joshua Harris has voluntarily resigned from Verso’s board of directors, and that the board has appointed Eric Press as his replacement. The resignation of Mr. Harris and the appointment of Mr. Press are effective immediately.

“The board of directors expresses its appreciation and gratitude to Mr. Harris for his support and service to Verso,” said Mike Jackson, President and Chief Executive Officer.

Mr. Press is a partner of Apollo Management VII, L.P., an affiliate of Apollo Global Management, a global private equity firm headquartered in New York. Having joined Apollo in 1998, Mr. Press has broad experience in industrial, lodging/leisure and financial services investment activities. Mr. Press serves on the boards of directors of Affinion Group, Inc., Harrah’s Entertainment Inc., Metals USA Inc., Noranda Aluminum Holding Corp. and Quality Distribution Inc. From 1992 to 1998, Mr. Press was an associate with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the company’s web site at www.versopaper.com. References to “Verso” or the “company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versopaper.com
www.versopaper.com